UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2020

The RealReal, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38953	45-1234222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Francisco Street Suite 600

San Francisco, CA 94133

(Address of Principal Executive Offices, including Zip Code)

(855) 435-5893

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	REAL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On June 15, 2020, The RealReal, Inc. (the “Company”) entered into an indenture (the “Indenture”) by and among the Company and U.S. Bank National Association, as trustee, in connection with the sale by the Company of $150.0 in aggregate principal amount of its 3.00% Convertible Senior Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will mature on June 15, 2025, unless earlier redeemed or repurchased by the Company or converted.

The Notes accrue interest at a rate of 3.00% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020. The initial conversion rate applicable to the Notes is 56.2635 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $17.77 per share). The conversion rate is subject to adjustment upon the occurrence of certain specified events, but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after June 20, 2023 if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately before the date the Company sends the related redemption notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

Prior to March 15, 2025, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after September 30, 2020, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter, the last reported sale price per share of the Company’s common stock on such trading day exceeds 130% of the applicable conversion price on such trading day; (2) during the five business day period after any five consecutive trading day period in which, for each day of that period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on such trading day; (3) upon the occurrence of specified corporate transactions; or (4) if the Company calls any notes for redemption. On and after March 15, 2025, until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their Notes, in multiples of $1,000 principal amount, at any time, regardless of the foregoing circumstances. Upon conversion, the Notes will be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Notes are unsecured and unsubordinated obligations of the Company and will rank senior in right of payment to any of future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any existing and future unsecured indebtedness of the Company that is not so subordinated; be effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all existing and future indebtedness and other liabilities and obligations incurred by future subsidiaries of the Company.

The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 consecutive days;

(2) the Company defaults in the payment of principal of any Note when the same becomes due and payable at the maturity date, upon declaration of acceleration, upon optional redemption or any required repurchase or otherwise;

(3) failure by the Company to deliver the consideration due upon the conversion of any Notes and such failure continues for three business days;

(4) failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time, in the manner, and with the contents under the Indenture in each case when due;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the Notes and such default or breach continues for a period of 60 consecutive days after written notice of such default is delivered to the Company by the trustee or to the Company by the holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(7) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $15,000,000;

(8) one or more final judgments being rendered against the Company or any of its subsidiaries for the payment of at least $15,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished; and

(9) certain events of bankruptcy, insolvency, or reorganization of the Company any of the Company’s significant subsidiaries.

If an event of default described in paragraph (9) above occurs with respect to the Company (and not solely with respect to a significant subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (9) above with respect to the Company and not solely with respect to a significant subsidiary of ours) occurs and is continuing, then, with the exception of certain reporting events of default, the trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to us and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Capped Call Transactions

On June 10, 2020, in connection with the offering of the Notes, the Company entered into capped call transactions with respect to its common stock (the “Base Purchased Calls”) with each of Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and UBS Securities LLC (collectively, the “Counterparties”). The Company paid an aggregate amount of approximately $19.6 million to the Counterparties for the Base Purchased Calls. The Base Purchased Calls cover, subject to anti-dilution adjustments that are intended to be substantially identical to those in the Notes, approximately 8.4 million shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Base Purchased Calls will expire upon the maturity of the Notes.

If the initial purchasers exercise of their option to buy additional Notes, then the Company expects to enter into one or more additional convertible note hedge transactions (collectively with the Base Purchased Calls, the “Purchased Calls”) with each of the Counterparties on terms substantially similar to those of the Base Purchased Calls relating to the number of shares underlying such option.

The form of the confirmation relating to the Base Purchased Calls are attached hereto as Exhibits 10.1 and are incorporated herein by reference.

The Purchased Calls are intended to offset the potential dilution as a result of conversion of the Notes unless we elect, at our option and subject to certain conditions specified under the capped call transactions, for the options to be settled in cash rather than shares of our common stock.

The Purchased Calls are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Calls.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01. Regulation FD Disclosure

On June 15, 2020, the Company issued a press release announcing the closing of $150.0 million in aggregate principal amount of 3.00% convertible notes due 2025. The Company also previously announced it had granted the initial purchasers of the notes a 13-day option to purchase up to an additional $22.5 million of the notes on the same terms and conditions, for a total potential offering size of up to $172.5 million. The full text of the press release is furnished hereto as Exhibit 99.1.

As discussed in the attached press release, in connection with the offering of the notes, the Company entered into capped call transactions with several financial institutions (the “hedge counterparties”).

The information furnished with this report under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated June 15, 2020, between The RealReal, Inc. and U.S. Bank National Association as Trustee, including form of 3.00% Convertible Senior Note due 2025.

10.1	Form of Base Capped Call Confirmation, dated June 10, 2020 between The RealReal, Inc. and each of the Counterparties.

99.1	The RealReal Announces Closing of Offering of $150.0 Million of 3.00% Convertible Senior Notes Due 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The RealReal, Inc.

Date: June 16, 2020	By:	/s/ Matt Gustke
Matt Gustke
Chief Financial Officer